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For:  MELAMINE CHEMICALS, INC.            Contact:   RON COMO & ASSOCIATES, INC.
      P.O. Box 748                                   74 Trinity Place
      Donaldsonville, LA  70346                      New York, NY  10006
      Fred Huber, President & CEO                    Telephone:  (212) 227-3010
      Wayne D. DeLeo, Vice President & CFO
      Telephone:  (504) 473-3121

                                                     June 30, 1997
                                                     Immediate Release

DONALDSONVILLE, LOUISIANA, JUNE 30, 1997--Melamine Chemicals, Inc. (Nasdaq NMS:
MTWO) announced today that it has received an unsolicited proposal from one of its principal stockholders, Ashland, Inc., to acquire in a negotiated transaction all of Melamine's outstanding stock that Ashland does not currently own in exchange for $12.50 cash per share. Ashland currently owns 1,275,000 shares, representing 23.1% of Melamine's outstanding common stock. Ashland has indicated that its proposal is subject to due diligence and certain other conditions. Ashland has requested that the Company respond to the proposal by July 17.

         James W. Crook, Chairman of the Board of Melamine, stated that Ashland's proposal came as a surprise and that Melamine's Board will review and respond to the proposal over the next several weeks. Mr. Crook also stated that the Company will have no further comment until the Board acts on Ashland's proposal.

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.